Product supplement no. MS-6-A-I	Registration Statement No. 333-155535
To prospectus dated November 21, 2008 and	Dated November 25, 2009
prospectus supplement dated November 21, 2008	Rule 424(b)(2)

Bear Market Performance Leveraged Upside SecuritiesSM (“Bear Market PLUSSM”) Linked to an Index

General

  JPMorgan Chase & Co. may offer and sell bear market performance leveraged upside securities, which we refer to as Bear Market PLUSSM, from time to time that are linked to an Index. This product supplement no. MS-6-A-I describes terms that will apply generally to the Bear Market PLUS, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet, preliminary terms document, pricing sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the Bear Market PLUS, including any changes to the terms specified below. We refer to such term sheets, preliminary terms documents, pricing sheets and pricing supplements generally as terms supplements. A separate index supplement or the relevant terms supplement will describe any index not described in this product supplement and to which the Bear Market PLUS are linked. If the terms described in the relevant terms supplement are inconsistent with those described herein, in any related index supplement or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The Bear Market PLUS are senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to an Index as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-43.
  Minimum denominations of $10 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the Bear Market PLUS is not equivalent to investing in (including taking a short position in) the Index or any of its component securities.
  The Bear Market PLUS will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Underlying Index:	An Index as specified in the relevant terms supplement (the “Index”).
Stated Principal Amount:	$10, unless otherwise specified in the relevant terms supplement.

Payment at Maturity (Bear Market PLUS without a Buffer):

Unless otherwise specified in the relevant terms supplement, for Bear Market PLUS without a buffer, the amount you will receive at maturity is based on the final index value relative to the initial index value (or strike value, if applicable), any applicable maximum payment at maturity and the minimum payment at maturity as described below.

If the final index value is less than the initial index value (or strike value, if applicable), you will receive at maturity a cash payment per Bear Market PLUS equal to the stated principal amount plus the enhanced downside payment, as described below, subject, if applicable, to the maximum payment at maturity. If applicable, the “maximum payment at maturity” is a U.S. dollar amount that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a maximum payment at maturity, the maximum amount you will receive at maturity will be limited to the maximum payment at maturity even if the sum of the stated principal amount and the enhanced downside payment is greater than the maximum payment at maturity. Subject to any applicable maximum payment at maturity, your payment at maturity per Bear Market PLUS will be calculated as follows:

stated principal amount + enhanced downside payment

If the final index value is greater than or equal to the initial index value (or strike value, if applicable), you will lose 1% of the stated principal amount per Bear Market PLUS for every 1% that the Index increases above the initial index value (or strike value, if applicable), subject to the minimum payment at maturity. The “minimum payment at maturity” will be $0, unless otherwise specified in the relevant terms supplement. Under these circumstances, subject to the minimum payment at maturity, your payment at maturity per Bear Market PLUS will be calculated as follows:

stated principal amount – upside reduction amount

Under no circumstances will the Bear Market PLUS pay less than the minimum payment at maturity.

For Bear Market PLUS without a buffer, you will lose some or all of your investment at maturity if the final index value is greater than the initial index value (or strike value, if applicable), subject to the minimum payment at maturity.

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Investing in the Bear Market PLUS involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Bear Market PLUS or passed upon the accuracy or the adequacy of this product supplement no. MS-6-A-I, the accompanying prospectus supplement and prospectus, or any related index supplement or terms supplement. Any representation to the contrary is a criminal offense.

The Bear Market PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 25, 2009

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

Key Terms (continued):

Payment at Maturity (Bear Market PLUS with a Buffer):

Unless otherwise specified in the relevant terms supplement, for Bear Market PLUS with a buffer, which we refer to as “Buffered Bear Market PLUS,” the amount you will receive at maturity is based on the final index value relative to the initial index value (or strike value, if applicable), the buffer amount and any applicable maximum payment at maturity and/or minimum payment at maturity as described below.

If the final index value is less than the initial index value (or strike value, if applicable), you will receive at maturity a cash payment per Bear Market PLUS equal to the stated principal amount plus the enhanced downside payment, as described below, subject, if applicable, to the maximum payment at maturity. If applicable, the “maximum payment at maturity” is a U.S. dollar amount that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a maximum payment at maturity, the maximum amount you will receive at maturity will be limited to the maximum payment at maturity even if the sum of the stated principal amount and the enhanced downside payment is greater than the maximum payment at maturity. Subject to any applicable maximum payment at maturity, your payment at maturity per Bear Market PLUS will be calculated as follows:

stated principal amount + enhanced downside payment

Your principal is protected against an increase in the Index up to the buffer amount. If the final index value is equal to or increases from the initial index value (or strike value, if applicable) and such increase is equal to or less than the buffer amount, your payment at maturity per Bear Market PLUS will be equal to the stated principal amount.

If the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount, the payment at maturity will be based on different formulas, depending on whether there is a minimum payment at maturity.

If there is a minimum payment at maturity, your payment at maturity per Bear Market PLUS will be calculated as follows:

(stated principal amount – upside reduction amount) + minimum payment at maturity

This payment at maturity per Bear Market PLUS will be less than the stated principal amount; however, it will not be less than the minimum payment at maturity. If applicable, the “minimum payment at maturity” will be equal to the stated principal amount times the buffer amount.

For Buffered Bear Market PLUS with a minimum payment at maturity, you may receive no more than the minimum payment at maturity and will lose some or most of your investment if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount.

If there is no minimum payment at maturity, for every 1% increase of the Index beyond the buffer amount, you will lose an amount equal to 1% of the stated principal amount per Bear Market PLUS multiplied by the upside reduction factor, provided that the payment at maturity will not be less than $0. Under these circumstances, your payment at maturity per Bear Market PLUS will be calculated as follows:

stated principal amount – [stated principal amount x (index return – buffer amount) x upside reduction factor]

In no event, however, will the payment at maturity be less than $0.

In this scenario, the payment at maturity per Bear Market PLUS will be less than the stated principal amount and may be equal to, but not less than, zero.

For Buffered Bear Market PLUS without a minimum payment at maturity, you will lose some or all of your investment at maturity if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount.

Enhanced Downside Payment:	Unless otherwise specified in the relevant terms supplement: stated principal amount x leverage factor x index percent decrease
Index Percent Decrease:	Unless otherwise specified in the relevant terms supplement: initial index value (or strike value, if applicable) – final index value initial index value (or strike value, if applicable)
Upside Reduction Amount:	Unless otherwise specified in the relevant terms supplement: stated principal amount x index percent increase
Index Percent Increase/ Index Return:	Unless otherwise specified in the relevant terms supplement: final index value – initial index value (or strike value, if applicable) initial index value (or strike value, if applicable)
Initial Index Value:

The index closing value on the pricing date or such other date as specified in the relevant terms supplement, or the arithmetic average of the index closing values on each of the initial averaging dates, if so specified in the relevant terms supplement.

Final Index Value:

The index closing value on the valuation date or such other date as specified in the relevant terms supplement, or the arithmetic average of the index closing values on each of the ending averaging dates, if so specified in the relevant terms supplement.

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Key Terms (continued):

Strike Value:

The relevant terms supplement may specify an Index value other than the initial index value, which we refer to as the “strike value.” to be used for calculating the index percent decrease, index percent increase or index return, as applicable, and the amount payable at maturity, if any. The strike value may be based on and/or expressed as a percentage of the index closing value as of a specified date, or may be determined without regard to the index closing value as of a particular date. For example, the relevant terms supplement may specify a strike value equal to 95% of the initial index value.

Other Terms:	In each case if applicable, the buffer amount, the leverage factor and the upside reduction factor will be specified in the relevant terms supplement.
Index Valuation Date(s):

The final index value will be calculated on a single date, which we refer to as the valuation date, or on several dates, each of which we refer to as an ending averaging date, as specified in the relevant terms supplement. We refer to such dates generally as index valuation dates in this product supplement. Any index valuation date is subject to postponement in the event of certain market disruption events and as described under “Description of Bear Market PLUS — Payment at Maturity.”

Initial Averaging Dates:

As specified, if applicable, in the relevant terms supplement. Any initial averaging date is subject to postponement in the event of certain market disruption events and as described under “Description of Bear Market PLUS — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the Bear Market PLUS is subject to postponement in the event of certain market disruption events and as described under “Description of Bear Market PLUS — Payment at Maturity.”

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, any related index supplement, this product supplement no. MS-6-A-I and the accompanying prospectus supplement and prospectus with respect to the Bear Market PLUS offered by the relevant terms supplement and this product supplement no. MS-6-A-I and with respect to JPMorgan Chase & Co. This product supplement no. MS-6-A-I, together with the relevant terms supplement, any related index supplement and the accompanying prospectus and prospectus supplement, contains the terms of the Bear Market PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours, or any written materials prepared by any Agent (as defined in “Underwriting”). The information in the relevant terms supplement, any related index supplement, this product supplement no. MS-6-A-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The Bear Market PLUS described in the relevant terms supplement and this product supplement no. MS-6-A-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the Bear Market PLUS. The relevant terms supplement, any related index supplement, this product supplement no. MS-6-A-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Bear Market PLUS in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. MS-6-A-I, any related index supplement, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

DESCRIPTION OF BEAR MARKET PLUS

     The following description of the terms of the Bear Market PLUS supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the Bear Market PLUS, including any changes to the terms specified below. A separate index supplement or the relevant terms supplement will describe an index not described in this product supplement and to which the Bear Market PLUS are linked. Capitalized terms used but not defined in this product supplement no. MS-6-A-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “Bear Market PLUS” refers to each of our Bear Market Performance Leveraged Upside SecuritiesSM (Bear Market PLUSSM) Linked to an Index with a principal amount equal to the stated principal amount (as defined below).

General

     The Bear Market PLUS are senior unsecured obligations of JPMorgan Chase & Co. that are linked to an Index (the “Index”) as specified in the relevant terms supplement. The Bear Market PLUS are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement, as well as any related index supplement. The Bear Market PLUS will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The Bear Market PLUS do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below, and whether the Bear Market PLUS have a strike value, a maximum payment at maturity, a buffer and/or a minimum payment at maturity. The Bear Market PLUS do not guarantee any return of your investment at maturity.

     The Bear Market PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The Bear Market PLUS are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The Bear Market PLUS will be issued in denominations of $10 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The stated principal amount and issue price of each Bear Market PLUS is $10, unless otherwise specified in the relevant terms supplement. The Bear Market PLUS will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes —Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the Bear Market PLUS will be described in the relevant terms supplement accompanying this product supplement no. MS-6-A-I and any related index supplement. The terms described in that document supplement those described herein and in any related index supplement, the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in any related index supplement, the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

     The maturity date for the Bear Market PLUS will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final index valuation date is postponed as described below. We will also specify whether or not the Bear Market PLUS have a maximum payment at maturity and/or a buffer and, if applicable, a minimum payment at maturity and the amount of any such buffer.

     Bear Market PLUS without a Buffer

     Unless otherwise specified in the relevant terms supplement, for Bear Market PLUS without a buffer, the amount you will receive at maturity is based on the value of the final index value relative to the initial index value (or strike value, if applicable), any applicable maximum payment at maturity and the minimum payment at maturity as described below.

  If the final index value is less than the initial index value (or strike value, if applicable), you will receive at maturity a cash payment per Bear Market PLUS equal to the stated principal amount plus the enhanced downside payment, as described below, subject, if applicable, to the maximum payment at maturity. If applicable, the “maximum payment at maturity” is a U.S. dollar amount that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a maximum payment at maturity, the maximum amount you will receive at maturity will be limited to the maximum payment at maturity even if the sum of the stated principal amount and the enhanced downside payment is greater than the maximum payment at maturity. Subject to any applicable maximum payment at maturity, your payment at maturity per Bear Market PLUS will be calculated as follows:

stated principal amount + enhanced downside payment

  If the final index value is greater than or equal to the initial index value (or strike value, if applicable), you will lose 1% of the stated principal amount per Bear Market PLUS for every 1% that the Index increases above the initial index value (or strike value, if applicable), subject to the minimum payment at maturity. The “minimum payment at maturity” will be $0, unless otherwise specified in the relevant terms supplement. Under these circumstances, subject to the minimum payment at maturity, your payment at maturity per Bear Market PLUS will be calculated as follows:

stated principal amount – upside reduction amount

     Under no circumstances will the Bear Market PLUS pay less than the minimum payment at maturity.

     For Bear Market PLUS without a buffer, you will lose some or all of your investment at maturity if the final index value is greater than the initial index value (or strike value, if applicable), subject to the minimum payment at maturity.

     Bear Market PLUS with a Buffer

     Unless otherwise specified in the relevant terms supplement, for Bear Market PLUS with a buffer, which we refer to as “Buffered Bear Market PLUS,” the amount you will receive at maturity is based on the value of the final index value relative to the initial index value (or strike value, if applicable), the buffer amount, any applicable maximum payment at maturity and/or minimum payment at maturity as described below.

  If the final index value is less than the initial index value (or strike value, if applicable), you will receive at maturity a cash payment per Bear Market PLUS equal to the stated principal amount plus the enhanced downside payment, as described below, subject, if applicable, to the maximum payment at maturity. If applicable, the “maximum payment at maturity” is a U.S. dollar amount that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a maximum payment at maturity, the maximum amount you will receive at maturity will be limited to the maximum payment at maturity even if the sum of the stated principal amount and the enhanced downside payment is greater than the maximum payment at maturity. Subject to any applicable maximum payment at maturity, your payment at maturity per Bear Market PLUS will be calculated as follows:

stated principal amount + enhanced downside payment

  Your principal is protected against an increase in the Index up to the buffer amount. If the final index value is equal to or increases from the initial index value (or strike value, if applicable) and such increase is equal to or less than the buffer amount, your payment at maturity per Bear Market PLUS will be equal to the stated principal amount.

  If the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount, the payment at maturity will be based on different formulas, depending on whether there is a minimum payment at maturity.

    If there is a minimum payment at maturity, your payment at maturity per Bear Market PLUS will be calculated as follows:

(stated principal amount – upside reduction amount) + minimum payment at maturity

This payment at maturity per Bear Market PLUS will be less than the stated principal amount; however, it will not be less than the minimum payment at maturity. If applicable, the “minimum payment at maturity” will be equal to the stated principal amount times the buffer amount.

     For Buffered Bear Market PLUS with a minimum payment at maturity, you may receive no more than the minimum payment at maturity and will lose some or most of your investment if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount.

  If there is no minimum payment at maturity, for every 1% increase of the Index beyond the buffer amount, you will lose an amount equal to 1% of the stated principal amount per Bear Market PLUS multiplied by the upside reduction factor, provided that the payment at maturity will not be less than $0. Under these circumstances, your payment at maturity per Bear Market PLUS will be calculated as follows:

stated principal amount – [stated principal amount x (index return – buffer amount) x upside reduction factor]

In no event will the payment at maturity be less than $0.

In this scenario, the payment at maturity per Bear Market PLUS will be less than the stated principal amount and may be equal to, but not less than, zero.

     For Buffered Bear Market PLUS without a minimum payment at maturity, you will lose some or all of your investment at maturity if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount.

     Unless otherwise specified in the relevant terms supplement, the “enhanced downside payment” is calculated as follows:

stated principal amount x leverage factor x index percent decrease

     Unless otherwise specified in the relevant terms supplement, if applicable, the “index percent decrease” is calculated as follows:

initial index value (or strike value, if applicable) – final index value index percent decrease =
initial index value (or strike value, if applicable)

     Unless otherwise specified in the relevant terms supplement, the “upside reduction amount” is calculated as follows:

stated principal amount x index percent increase

     Unless otherwise specified in the relevant terms supplement, if applicable, the “index percent increase” and the “index return” are calculated as follows:

final index value – initial index value (or strike value, if applicable)
index percent increase/index return =
initial index value (or strike value, if applicable)

     Unless otherwise specified in the relevant terms supplement, the “initial index value” means the index closing value on the pricing date or such other date as specified in the relevant terms supplement, or the arithmetic average of the index closing values on each of the initial averaging dates, if so specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, the “final index value” means the index closing value on the valuation date or such other date as specified in the relevant terms supplement, or the arithmetic average of the index closing values on each of the ending averaging dates, if so specified in the relevant terms supplement.

     The relevant terms supplement may specify an Index value other than the initial index value, which we refer to as the “strike value,” to be used for calculating the index percent decrease, index percent increase or index return, as applicable, and the amount payable at maturity, if any. The strike value may be based on and/or expressed as a percentage of the index closing value as of a specified date, or may be determined without regard to the index closing value as of a particular date. For example, the relevant terms supplement may specify a strike value equal to 95% of the initial index value.

     The “index closing value” on any trading day will equal the official closing value of the Index or any successor index thereto (as described below) published following the regular official weekday close of trading for the Index or such successor index, as applicable, on that trading day. In certain circumstances, the “index closing value” will be based on the alternative calculation of the Index or successor index, as applicable, described under “General Terms of Bear Market PLUS — Discontinuation of the Index; Alteration of Method of Calculation” below.

     In each case, if applicable, the “buffer amount,” the “ leverage factor” and the “upside reduction factor” will be a percentage or an amount set forth in the relevant terms supplement.

     A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities underlying the Index or the relevant successor index, as applicable, and (ii) the exchanges on which futures or options contracts related to the Index or the relevant successor index, as applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

     The initial averaging dates, if applicable, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an initial averaging date is not a trading day or if there is a market disruption event on such day, the applicable initial averaging date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will any initial averaging date be postponed more than ten business days following the date originally scheduled to be such initial averaging date. If the tenth business day following the date originally scheduled to be the applicable initial averaging date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the index closing value for such initial averaging date on such date in accordance with the formula for and method of calculating the index closing value last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth business day of each security most recently constituting the Index.

     The index valuation date(s), which will be either a single date, which we refer to as the valuation date, or several dates, each of which we refer to as an ending averaging date, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If an index valuation date is not a trading day or if there is a market disruption event on such day, the applicable index valuation date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will any index valuation date be postponed more than ten business days following the date originally scheduled to be such index valuation date. If the tenth business day following the date originally scheduled to be the applicable index valuation date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the index closing value for such index valuation date on such date in accordance with the formula for and method of calculating the index closing value last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth business day of each security most recently constituting the Index.

     The maturity date will be specified in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final index valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final index valuation date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Bear Market PLUS — Market Disruption Events.”

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable with respect to the Bear Market PLUS on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the Bear Market PLUS entitled thereto.

     A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding Bear Market PLUS by tender, in the open market or by private agreement.

RISK FACTORS

     Your investment in the Bear Market PLUS will involve certain risks. The Bear Market PLUS do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the Bear Market PLUS is not equivalent to investing directly in (including taking a short position in) the Index or any of the component securities of the Index. In addition, your investment in the Bear Market PLUS entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the Bear Market PLUS is suitable for you.

Risks Relating to the Bear Market PLUS Generally

The Bear Market PLUS do not pay interest or guarantee the return of your investment.

     The Bear Market PLUS do not pay interest and may not return any of your investment. The amount payable at maturity, if any, will be determined pursuant to the terms described in this product supplement no. MS-6-A-I and the relevant terms supplement. The relevant terms supplement will specify whether the Bear Market PLUS have a buffer and/or a strike value.

     For Bear Market PLUS without a buffer, you will lose some or all of your investment at maturity if the final index value is greater than the initial index value (or strike value, if applicable), subject to the minimum payment at maturity.

     For Buffered Bear Market PLUS with a minimum payment at maturity, you may receive no more than the minimum payment at maturity and will lose some or most of your investment if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount.

     For Buffered Bear Market PLUS without a minimum payment at maturity, your principal is protected against an increase in the Index up to the buffer amount; however, you will lose some or all of your investment at maturity if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount.

The Bear Market PLUS are subject to the credit risk of JPMorgan Chase & Co.

     The Bear Market PLUS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Bear Market PLUS.

Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position in the Index or its component securities.

     Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position in the Index or its component securities. As a holder of the Bear Market PLUS, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the equity securities composing the Index would have.

The potential payment at maturity on the Bear Market PLUS is limited to the maximum payment at maturity, if applicable.

     If the Bear Market PLUS are subject to a maximum payment at maturity, the payment at maturity will be limited to the maximum payment at maturity. Any applicable maximum payment at maturity will be a U.S. dollar amount that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a maximum payment at maturity, the payment at maturity will be limited to that maximum payment at maturity even if the sum of the stated principal amount and the enhanced downside payment is greater than that maximum payment at maturity.

If the Bear Market PLUS are linked to an Index that is not a total return index, your return on the Bear Market PLUS will not reflect dividends on the equity securities included in the Index.

     Your return on the Bear Market PLUS will not reflect the return you would realize if you actually owned, or held a short position in, the equity securities included in the Index and received the dividends paid on those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Bear Market PLUS by reference to the final index value. The final index value reflects the prices of the equity securities as calculated in the Index without taking into consideration the value of dividends paid on those equity securities.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the Bear Market PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Bear Market PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.

     J.P. Morgan Securities Inc., or JPMSI, may act as a market maker for the Bear Market PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which JPMSI is willing to buy the Bear Market PLUS. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Bear Market PLUS.

For Buffered Bear Market PLUS without a minimum payment at maturity and with an upside reduction factor greater than 1, your investment in the Buffered Bear Market PLUS may result in a loss on an accelerated basis.

     For Buffered Bear Market PLUS without a minimum payment at maturity and an upside reduction factor that is greater than 1, if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount, for every 1% that the final index value is above the initial index value (or strike value, if applicable) by more than the buffer amount, you will lose an amount equal to 1% of the principal amount of your Buffered Bear Market PLUS multiplied by the upside reduction factor, provided that your payment at maturity will not be less than $0.

     For example, if the buffer amount is 10% and the upside reduction factor is 4, you will lose your entire investment at maturity if the final index value is greater than the initial index value (or strike value, if applicable), by 35% or more.

     Your negative exposure to an increase in the Index is magnified by the upside reduction factor. Accordingly, you may lose some or all of your investment in the Buffered Bear Market PLUS on an accelerated basis when the Index appreciates, as compared to an investment in a similar security without an upside reduction factor.

The initial index value may be determined after the issue date of the Bear Market PLUS.

     If so specified in the relevant terms supplement, the initial index value will be determined based on the arithmetic average of the index closing values on the initial averaging dates specified in that relevant terms supplement. One or more of the initial averaging dates specified may occur on or following the issue date of the Bear Market PLUS; as a result, the initial index value may not be determined, and you may therefore not know the initial index value, until after the issue date. Similarly, the global note certificate representing the Bear Market PLUS, which will be deposited with DTC on the issue date as described under “General Terms of Bear Market PLUS — Book-Entry Only Issuance — The Depository Trust Company,” will not set forth the initial index value for the Index. If there are any decreases in the index closing values on the initial averaging dates that occur after the issue date and such decreases result in the initial index value being less than the index closing value on the issue date, this may establish lower values that the Index must achieve for you to obtain a positive return on your investment or avoid a loss of principal at maturity.

The final index value may be greater than the index closing value at the maturity date of the Bear Market PLUS or at other times during the term of the Bear Market PLUS.

     Because the final index value is calculated based on the index closing value on one or more index valuation dates during the term of the Bear Market PLUS, the closing value of the Index at the maturity date or at other times during the term of the Bear Market PLUS, including dates near the index valuation date(s), could be lower than the final index value. This difference could be particularly large if there is a significant decrease in the value of the Index after the final index valuation date, or if there is a significant increase in the value of the Index around the time of the index valuation date(s), or if there is significant volatility in the index closing values during the term of the Bear Market PLUS (especially on dates near the index valuation date(s)). For example, when the index valuation date(s) are near the end of the term of the Bear Market PLUS, then if the index closing values decrease or remain relatively constant during the initial term of the Bear Market PLUS and then increase above the initial index value (or strike value, if applicable), the final index value may be significantly greater than if it were calculated on a date earlier than the index valuation date(s). Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in (including taking a short position in) the Index, the equity securities underlying the Index or contracts relating to the Index for which there is an active secondary market.

The Bear Market PLUS are not designed to be short-term trading instruments.

     The price at which you will be able to sell your Bear Market PLUS to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the Bear Market PLUS, even in cases where the Index has depreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your Bear Market PLUS, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the Bear Market PLUS will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the Bear Market PLUS. We expect that, generally, the value of the Index on any day will affect the value of the Bear Market PLUS more than any other single factor. However, you should not expect the value of the Bear Market PLUS in the secondary market to vary in proportion to changes in the value of the Index. The value of the Bear Market PLUS will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility in the Index;

  the time to maturity of the Bear Market PLUS;

  the dividend rate on the equity securities underlying the Index;

  interest and yield rates in the market generally as well as in the markets of the equity securities composing the Index;

  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the equity securities included in the Index or stock markets generally and which may affect the index closing value on any initial averaging date, if applicable, or any index valuation date;

  for Bear Market PLUS linked to a foreign Index, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities composing the Index are traded, and, if the Index is calculated in one currency and the equity securities composing the Index are traded in one or more other currencies, the correlation between those rates and the value of the Index; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     Some or all of these factors will influence the price you will receive if you choose to sell your Bear Market PLUS prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your Bear Market PLUS at a substantial discount from the principal amount if the final index value is at, above or not sufficiently below the initial index value (or strike value, if applicable).

     You cannot predict the future performance of the Index based on its historical performance. The value of the Index may increase such that you may not receive any return of your investment. For Bear Market PLUS without a buffer, if the final index value is greater than the initial index value (or strike value, if applicable), you will lose some or all of your investment at maturity, subject to the minimum payment at maturity. For Buffered Bear Market PLUS with a minimum payment at maturity, you may receive no more than the minimum payment at maturity and will lose some or most of your investment if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount. For Buffered Bear Market PLUS without a minimum payment at maturity, if the final index value is greater than the initial index value (or strike value, if applicable) by more than the buffer amount, you will lose some or all of your investment at maturity. There can be no assurance that the value of the Index will not increase so that at maturity, you do not lose some or all of your investment.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the Bear Market PLUS through one or more of our affiliates is likely to adversely affect the value of the Bear Market PLUS prior to maturity.

     While the payment at maturity, if any, will be based on the full principal amount of your Bear Market PLUS as described in the relevant terms supplement, the original issue price of the Bear Market PLUS includes each agent’s commission and the estimated cost of hedging our obligations under the Bear Market PLUS. Such estimated cost includes our affiliates expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI will be willing to purchase Bear Market PLUS from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

We or our affiliates may have adverse economic interests to the holders of the Bear Market PLUS.

     JPMSI and other affiliates of ours trade the equity securities underlying the Index and other financial instruments related to the Index and its component securities on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Bear Market PLUS. Any of these trading activities could potentially affect the value of the Index and, accordingly, could affect the value of the Bear Market PLUS and the amount, if any, payable to you at maturity.

     We or our affiliates may currently or from time to time engage in business with companies the equity securities of which are included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies the equity securities of which are included in the Index. Any prospective purchaser of Bear Market PLUS should undertake an independent investigation of each company the equity securities of which are included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the Bear Market PLUS.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the value of the Index or the equity securities that compose the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Bear Market PLUS.

     We may have hedged our obligations under the Bear Market PLUS through certain affiliates or unaffiliated counterparties, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     We or one of our affiliates may currently or from time to time engage in trading activities related to the currencies in which the equity securities composing a foreign Index are denominated. These trading activities could potentially affect the exchange rates with respect to such currencies and, if currency exchange rate calculations are involved in the calculation of the Index closing values of that foreign Index, could affect the Index closing values of that foreign Index and, accordingly, if the Bear Market PLUS are linked to that foreign Index, the value of the Bear Market PLUS.

     In the course of our or our affiliates’ currency trading activities, we or our affiliates may acquire material nonpublic information with respect to currency exchange rates, and we will not disclose any such information to you. In addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in currency exchange rates. We do not make any representation or warranty to any purchaser of Bear Market PLUS with respect to any matters relating to future currency exchange rate movements and, if the Bear Market PLUS are linked to a foreign Index, any prospective purchaser of Bear Market PLUS should undertake an independent investigation of the currencies in which equity securities composing that foreign Index are denominated and their related exchange rates as, in its judgment, is appropriate to make an informed decision with respect to an investment in the Bear Market PLUS.

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the initial index value, the strike value, if applicable, the index closing value on each initial averaging date, if applicable, and each index valuation date, the final index value, the index percent decrease, the index percent increase or the index return, as applicable, and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the Bear Market PLUS, which may affect your return on the Bear Market PLUS, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the index closing value on any initial averaging date, if applicable, or any index valuation date, or the index percent decrease, the index percent increase or the index return, as applicable, or calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Bear Market PLUS, it is possible that one or more of the initial averaging dates, if applicable, or the index valuation dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Bear Market PLUS – Market Disruption Events.”

The tax consequences of an investment in the Bear Market PLUS are unclear.

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the Bear Market PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the Bear Market PLUS. The IRS might not accept, and a court might not uphold, the characterization and tax treatment of the Bear Market PLUS described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS could differ materially and adversely from our description herein. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Bear Market PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. MS-6-A-I and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

JPMorgan Chase & Co. employees holding the Bear Market PLUS must comply with policies that limit their ability to trade the Bear Market PLUS and may affect the value of their Bear Market PLUS.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the Bear Market PLUS for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the Bear Market PLUS, you may not be able to purchase any Bear Market PLUS described in the relevant terms supplement from us and your ability to trade or sell any such Bear Market PLUS in the secondary market may be limited.

Risks Relating to the Index

The sponsor of the Index (the “Index Sponsor”) may adjust the Index in a way that affects its value, and the Index Sponsor has no obligation to consider your interests.

     The applicable Index Sponsor is responsible for calculating and maintaining the Index. The applicable Index Sponsor can add, delete or substitute the equity securities included in the Index or make other methodological changes that could change the value of the Index. You should realize that the changing of equity securities included in the Index may affect the value of the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, the applicable Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Bear Market PLUS. The applicable Index Sponsor has no obligation to consider your interests in calculating or revising the Index. See the relevant index description section below or any related index supplement for additional information.

For Bear Market PLUS linked to the S&P 500® Index, we are currently one of the companies that make up the S&P 500® Index, but, to our knowledge, we are not currently affiliated with any other company the equity securities of which are included in the S&P 500® Index.

     We are currently one of the companies that make up the S&P 500® Index, but, to our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the S&P 500® Index. As a result, we will have no ability to control the actions of the issuers of such equity securities, including actions that could affect the value of the equity securities included in the S&P 500® Index or your Bear Market PLUS. None of the money you pay us will go to the Index Sponsor for the S&P 500® Index or any of the other issuers of the equity securities included in the S&P 500® Index and none of those issuers will be involved in the offering of the Bear Market PLUS in any way. Neither those issuers nor we will have any obligation to consider your interests as a holder of the Bear Market PLUS in taking any actions that might affect the value of your Bear Market PLUS.

Unless otherwise specified in any related index supplement or relevant terms supplement, to our knowledge, we are not currently affiliated with any company the equity securities of which are included in the Index (other than the S&P 500® Index).

     To our knowledge, we are not currently affiliated with any issuers the equity securities of which are included in the Index (other than the S&P 500® Index). As a result, we will have no ability to control the actions of the issuers of such equity securities, including actions that could affect the value of the equity securities included in the Index (other than the S&P 500® Index) or your Bear Market PLUS. None of the money you pay us will go to the Index Sponsor for the Index or any of the issuers of the equity securities included in the Index (other than the S&P 500® Index) and none of those issuers will be involved in the offering of the Bear Market PLUS in any way. Neither those issuers nor we will have any obligation to consider your interests as a holder of the Bear Market PLUS in taking any actions that might affect the value of your Bear Market PLUS.

For Bear Market PLUS linked to the Russell 2000® Index, an investment in the Bear Market PLUS will be subject to risks associated with small capitalization stocks.

     The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies.

For Bear Market PLUS linked to a foreign Index, if the prices of its component securities are not converted into U.S. dollars for purposes of calculating the value of the Index, the amount payable on the Bear Market PLUS at maturity will not be adjusted for changes in exchange rates that might affect the Index.

     Because the prices of the equity securities composing the Index are not converted into U.S. dollars for purposes of calculating the value of the Index and although the equity securities composing the Index are traded in currencies other than U.S. dollars, and the Bear Market PLUS, which are linked to the Index, are denominated in U.S. dollars, the amount payable on the Bear Market PLUS at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing the Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the payment on the Bear Market PLUS. The amount we pay in respect of the Bear Market PLUS on the maturity date, if any, will be determined solely in accordance with the procedures described in “Description of Bear Market PLUS — Payment at Maturity.”

For Bear Market PLUS linked to a foreign Index, if the prices of its component securities are converted into U.S. dollars for purposes of calculating the value of the Index, the Bear Market PLUS will be subject to currency exchange risk.

     Because the prices of the equity securities composing the Index are converted into U.S. dollars for the purposes of calculating the value of the Index, the holders of the Bear Market PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities composing the Index trade. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities composing the Index denominated in each such currency. If, taking into account such weighting, the U.S. dollar weakens against such currencies, the value of the Index will be positively affected and the payment at maturity of the Bear Market PLUS may be reduced.

     Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation;

  existing and expected interest rate levels;

  the balance of payments; and

  the extent of governmental surpluses or deficits in the component countries and the United States.

     All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

For Bear Market PLUS linked to a foreign Index, if the prices of its component securities are converted into U.S. dollars for purposes of calculating the value of the Index, changes in the volatility of exchange rates, and the correlation between those rates and the values of the Index are likely to affect the market value of the Bear Market PLUS.

     The exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing the Index are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies — the particular currency in which an equity security composing the Index and the U.S. dollar. This exchange rate reflects the amount of the particular currency in which an equity security composing the Index is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency in which that equity security is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing the Index are denominated refers to the size and frequency of changes in that exchange rate.

     Because the Index is calculated, in part, by converting the closing prices of the equity securities composing the Index into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which those equity securities are denominated could affect the market value of the Bear Market PLUS.

     The correlation of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing the Index are denominated and the value of the Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the value of the Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing the Index are denominated and the percentage changes in the value of the Index could affect the value of the Bear Market PLUS.

For Bear Market PLUS linked to a foreign Index, an investment in the Bear Market PLUS is subject to risks associated with non-U.S. securities markets.

     The equity securities that compose a foreign Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

     The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

     The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. The risks of the economies of emerging market countries are relevant for Bear Market PLUS linked to a foreign Index composed of securities traded in one or more emerging market countries.

     Some or all of these factors may influence the index closing value. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the Index based on its historical performance. The value of the Index may increase such that you may not receive any return of your investment. There can be no assurance that the index closing value will not increase so that at maturity you will not lose some or all of your investment.

     If the Bear Market PLUS are linked to an index not described in this product supplement, a separate index supplement or the relevant terms supplement may provide additional risk factors relating to such index.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Bear Market PLUS. The original issue price of the Bear Market PLUS includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the Bear Market PLUS and the estimated cost of hedging our obligations under the Bear Market PLUS. We may have hedged our obligations under the Bear Market PLUS through certain affiliates or unaffiliated counterparties.

     Unless otherwise specified in the relevant terms supplement, the price to public of the Bear Market PLUS will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the Bear Market PLUS. The estimated cost of hedging includes the projected profit, which in no event will exceed $0.35 per $10 Bear Market PLUS, that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Bear Market PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the Bear Market PLUS by taking positions (including short positions) in the Index, the equity securities underlying the Index, or instruments the value of which is derived from the Index or the equity securities underlying the Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activities of ours could potentially decrease the value of the Index as well as the initial index value (or strike value, if applicable), and, therefore, effectively establish a lower value that the Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the Bear Market PLUS, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the Index, the equity securities underlying the Index, or instruments the value of which is derived from the Index or the equity securities underlying the Index. Although we have no reason to believe that any of these activities will have a material impact on the value of the Index or the value of the Bear Market PLUS, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No Bear Market PLUS holder will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparties may take in connection with our hedging activity.

OTHER INDICES

     If the Bear Market PLUS are linked to an index not described in this product supplement or to an index described in this product supplement that has changed its methodology in any material respect, a separate index supplement or the relevant terms supplement will provide additional information relating to such index.

THE DOW JONES EURO STOXX 50® INDEX

     We have derived all information contained in this product supplement regarding the Dow Jones EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information. The Dow Jones EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the Dow Jones EURO STOXX 50® Index.

     The Dow Jones EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

     The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

     The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 18 Dow Jones EURO STOXX® Supersector indices, which represent the Eurozone portion of the Dow Jones STOXX 600® Supersector indices. The Dow Jones STOXX 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

     The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

     The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

     The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

     The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

free float market capitalization of the Dow Jones EURO STOXX 50® Index
Index =		x 1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index

     The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

     The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price * A / B New number of shares = old number of shares * B / A Divisor: no change	(2) Rights offering: Adjusted price = (closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: increases
(3) Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change	(4) Stock dividend of another company: Adjusted price = (closing price * A – price of other company * B) / A Divisor: decreases

(5) Return of capital and share consideration:

Adjusted price = (closing price – dividend announced
                         by company * (1 – withholding tax))
                         * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(6) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of
                         shares ) – (tender price * number of
                         tendered shares)) / (old number of
                         shares – number of tendered shares)

New number of shares = old number of shares –                                     number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price = (closing price * A – price of spun-off shares *B) / A Divisor: decreases

(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price *
                         C * (1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares *
                                        ((A + B) * (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription
                         price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares *
                                        ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

License Agreement with STOXX Limited

     We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the Bear Market PLUS.

     The Bear Market PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Bear Market PLUS. STOXX Limited makes no representation or warranty, express or implied to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly, or the ability of the Dow Jones EURO STOXX 50® Index to track general stock market performance. STOXX Limited has no relationship to JPMorgan Chase & Co. other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the Bear Market PLUS, which index is determined, composed and calculated by STOXX Limited without regard to JPMorgan Chase & Co. or the Bear Market PLUS. STOXX Limited has no obligation to take the needs of JPMorgan Chase & Co. or the owners of the Bear Market PLUS into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Bear Market PLUS to be issued or in the determination or calculation of the equation by which the Bear Market PLUS are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the Bear Market PLUS.

     STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE BEAR MARKET PLUS, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN JPMORGAN CHASE & CO. AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE BEAR MARKET PLUS OR ANY THIRD PARTIES.

     THE DOW JONES EURO STOXX 50® INDEX AND STOXX® ARE THE INTELLECTUAL PROPERTY (INCLUDING REGISTERED TRADEMARKS) OF STOXX LIMITED, ZURICH, SWITZERLAND AND/OR DOW JONES & COMPANY, INC., A DELAWARE CORPORATION, NEW YORK, USA (THE “LICENSORS”), AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY JPMORGAN CHASE & CO. THE BEAR MARKET PLUS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LICENSORS, AND THE LICENSORS MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE BEAR MARKET PLUS.

THE NASDAQ-100 INDEX®

     We have derived all information contained in this product supplement regarding the NASDAQ-100 Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by The Nasdaq Stock Market, Inc. (“Nasdaq”). We make no representation or warranty as to the accuracy or completeness of such information. The NASDAQ-100 Index® was developed by Nasdaq and is calculated, maintained and published by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”). Neither Nasdaq nor NASDAQ OMX has any obligation to continue to publish, and may discontinue publication of, the NASDAQ-100 Index®.

General

     The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market tier of The NASDAQ Stock Market. The NASDAQ-100 Index®, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. Current information regarding the market value of the NASDAQ-100 Index® is available from Nasdaq as well as numerous market information services. The NASDAQ-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

     The NASDAQ-100 Index® share weights of the component securities of the NASDAQ-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ-100 Index® is directly proportional to the value of its NASDAQ-100 Index® share weight.

Calculation of the NASDAQ-100 Index®

     At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NASDAQ-100 Index® value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NASDAQ-100 Index® reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

     Initial Eligibility Criteria

     To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

  the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

  the security must be of a non-financial company;

  the security may not be issued by an issuer currently in bankruptcy proceedings;

  the security must have an average daily trading volume of at least 200,000 shares;

  if the security is of a foreign issuer (a foreign issuer is determined based on its country of organization), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

  only one class of security per issuer is allowed;

  the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being NASDAQ-100 Index® eligible;

  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

  the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

  if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index® by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

     Continued Eligibility Criteria

     In addition, to be eligible for continued inclusion in the NASDAQ-100 Index® the following criteria apply:

  the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

  the security must be of a non-financial company;

  the security may not be issued by an issuer currently in bankruptcy proceedings;

  the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process described below;

  if the security is of a foreign issuer, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

  the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

     These NASDAQ-100 Index® eligibility criteria may be revised from time to time by Nasdaq without regard to the Bear Market PLUS.

Annual Ranking Review

     The NASDAQ-100 Index® securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities listed on The NASDAQ Stock Market which meet the applicable eligibility criteria are ranked by market value. NASDAQ-100 Index®-eligible securities which are already in the NASDAQ-100 Index® and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those NASDAQ-100 Index®-eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization. The data used in the ranking includes end of October market data from The NASDAQ Stock Market and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

     Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year, a NASDAQ-100 Index® security is determined by Nasdaq to become ineligible for continued inclusion in the NASDAQ-100 Index®, the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index® and meeting the NASDAQ-100 Index® eligibility criteria listed above.

Index Maintenance

     In addition to the Ranking Review, the securities in the NASDAQ-100 Index® are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change will be made to the NASDAQ-100 Index® as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ-100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those NASDAQ-100 Index® securities. Ordinarily, whenever there is a change in the NASDAQ-100 Index® share weights, a change in a component security included in the NASDAQ-100 Index®, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, Nasdaq adjusts the divisor to ensure that there is no discontinuity in the level of the NASDAQ-100 Index® which might otherwise be caused by any of those changes. All changes will be announced in advance and will be reflected in the NASDAQ-100 Index® prior to market open on the effective date of such changes.

Index Rebalancing

     The NASDAQ-100 Index® is calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index® by a few large stocks); (3) reduce NASDAQ-100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index® securities from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with Nasdaq’s quarterly scheduled weight adjustment procedures, the NASDAQ-100 Index® securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1.0%).

     This quarterly examination will result in a NASDAQ-100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization component security must be less than or equal to 24.0% and (2) the “collective weight” of those component securities the individual current weights of which are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ-100 Index®.

     If either one or both of these weight distribution requirements are not met upon quarterly review, or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those component securities the individual current weights or adjusted weights in accordance with the preceding step of which are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index®.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

     Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the NASDAQ-100 Index® share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the Tuesday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the NASDAQ-100 Index® share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the NASDAQ-100 Index® divisor will be made to ensure continuity of the NASDAQ-100 Index®.

     Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index® share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

License Agreement

     We have entered into a non-exclusive license agreement with Nasdaq providing for the license to us, in exchange for a fee, of the right to use the NASDAQ-100 Index® in connection with certain securities, including the Bear Market PLUS.

     The license agreement between Nasdaq and us provides that the following language must be stated in this product supplement:

     The Bear Market PLUS are not sponsored, endorsed, sold or promoted by, The NASDAQ OMX Group, Inc. or its affiliates (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Bear Market PLUS. The Corporations make no representation or warranty, express or implied to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations’ only relationship to JPMorgan Chase & Co. and its affiliates is in the licensing of the Nasdaq®, NASDAQ OMX®, OMX® and NASDAQ-100 Index® registered trademarks, service marks and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ OMX without regard to JPMorgan Chase & Co. or the Bear Market PLUS. NASDAQ OMX has no obligation to take the needs of JPMorgan Chase & Co. or the owners of the Bear Market PLUS into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Bear Market PLUS to be issued or in the determination or calculation of the equation by which the Bear Market PLUS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Bear Market PLUS.

     THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., OWNERS OF THE BEAR MARKET PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE NIKKEI 225 INDEX

     We have derived all information contained in this product supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. We make no representation or warranty as to the accuracy or completeness of such information. The Nikkei 225 Index was developed by Nikkei Inc. and is calculated, maintained and published by Nikkei Inc. Nikkei Inc. has no obligation to continue to publish, and may discontinue the publication of, the Nikkei 225 Index.

     The Nikkei 225 Index is reported by Bloomberg L.P. under the ticker symbol “NKY.”

     The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index, as of the date of this product supplement, is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries.

     All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

     The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

  Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

  Financials — Banks, Miscellaneous Finance, Securities, Insurance;

  Consumer Goods — Marine Products, Food, Retail, Services;

  Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

  Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

  Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

     The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.656 as of April 2, 2009 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

     In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

     A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

     A list of the issuers of the Nikkei Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei Inc. first calculated and published the Nikkei 225 Index in 1970.

License Agreement with Nikkei Inc. and Disclaimers

     We expect to enter into an agreement with Nikkei Inc. that would provide us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Nikkei 225 Index, which is owned and published by Nikkei Inc., in connection with certain securities.

     Our license agreement with Nikkei Inc. will provide that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei 225 Index by us or our affiliates.

     The Nikkei 225 Index is an intellectual property of Nikkei Inc. Nikkei Inc. was formerly known as Nihon Keizai Shimbun, Inc. The name was changed on January 1, 2007. “Nikkei,” “Nikkei 225” and “Nikkei Stock Average” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the index. Nikkei Digital Media, Inc., a wholly-owned subsidiary of Nikkei Inc., calculates and disseminates the Nikkei 225 Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively referred to as the “Nikkei 225 Index Sponsor.”

     The Bear Market PLUS are not in any way sponsored, endorsed or promoted by the Nikkei 225 Index Sponsor. The Nikkei 225 Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei 225 Index or the figure as which the Index stands at any particular day or otherwise. The Nikkei 225 Index is compiled and calculated solely by the Nikkei 225 Index Sponsor. However, the Nikkei 225 Index Sponsor shall not be liable to any person for any error in the Nikkei 225 Index and the Nikkei 225 Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the Bear Market PLUS, of any error therein.

     In addition, the Nikkei 225 Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225 Index.

The Tokyo Stock Exchange

     The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

     Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

     The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the Bear Market PLUS.

THE S&P 500® INDEX

     We have derived all information contained in this product supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We make no representation or warranty as to the accuracy or completeness of such information. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Index.

     The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

     The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the S&P Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

     On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

     Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  holdings by government entities, including all levels of government in the United States or foreign countries; and

  holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

     However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

     For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

     As of the date of this product supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

     An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total Market Value of the S&P Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

     Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

     To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

     The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of		Divisor
Corporate Action	Comments	Adjustment

Company added/	Net change in market value determines divisor	Yes
deleted	adjustment.

Change in shares	Any combination of secondary issuance, share	Yes
outstanding	repurchase or buy back – share counts revised to
reflect change.

Stock split	Share count revised to reflect new count. Divisor	No
adjustment is not required since the share count and
price changes are offsetting.

Spin-off	If spun-off company is not being added to the index,	Yes
the divisor adjustment reflects the decline in index
market value (i.e., the value of the spun-off unit).

Spin-off	Spun-off company added to the index, another	Yes
company removed to keep number of names fixed.
Divisor adjustment reflects deletion.

Change in IWF due to a	Increasing (decreasing) the IWF increases (decreases)	Yes
corporate action or a	the total market value of the index. The divisor
purchase or sale by an	change reflects the change in market value caused by
inside holder.	the change to an IWF.

Special Dividend	When a company pays a special dividend the share	Yes
price is assumed to drop by the amount of the
dividend; the divisor adjustment reflects this drop in
index market value.

Rights offering	Each shareholder receives the right to buy a	Yes
proportional number of additional shares at a set
(often discounted) price. The calculation assumes
that the offering is fully subscribed. Divisor
adjustment reflects increase in market cap measured
as the shares issued multiplied by the price paid.

     Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Component Stock and consequently of altering the aggregate Market Value of the S&P Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value
= Pre-Event Index Value
New Divisor

Post-Event Aggregate Market Value
New Divisor =
Pre-Event Index Value

     A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

     S&P and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the Bear Market PLUS.

     The Bear Market PLUS are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P without regard to JPMorgan Chase & Co. or the Bear Market PLUS. S&P has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the Bear Market PLUS into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the Bear Market PLUS to be issued or in the determination or calculation of the amount due at maturity of the Bear Market PLUS. S&P has no obligation or liability in connection with the administration, marketing or trading of the Bear Market PLUS.

     S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE BEAR MARKET PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     “STANDARD & POOR’S,” “S&P” AND “S&P 500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE BEAR MARKET PLUS.

THE RUSSELL 2000® INDEX

     We have derived all information contained in this product supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investments (“Russell”) We make no representation or warranty as to the accuracy or completeness of such information. The Russell 2000® Index was developed by Russell Investment Group (formerly, Frank Russell Company) and is calculated, maintained and published by Russell, a subsidiary of Russell Investment Group. Russell has no obligation to publish, and may discontinue the publication of, the Russell 2000® Index.

     The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

     The Russell 2000® Index measures the capitalization-weighted price performance of the small-cap stocks included in the Russell 2000® Index (the “Russell 2000 Component Stocks”) and is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. The companies included in the Russell 2000® Index are the middle 2,000 of the companies that form the Russell 3000E™ Index, which is composed of the 4,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market. The Russell 3000E™ Index is not the same as the Russell 3000® Index, which is a subset of the Russell 3000E™ Index.

     Selection of stocks underlying the Russell 2000® Index. The Russell 2000® Index is a sub-index of the Russell 3000E™ Index. To be eligible for inclusion in the Russell 3000E™ Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31st of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

     U.S.-incorporated companies are eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 2000® Index. Companies incorporated in the following countries/regions are also reviewed for eligibility: Anguilla, Antigua, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama and Turks and Caicos Islands. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000E™ Index, and, consequently, the Russell 2000® Index. Companies incorporated in these regions are specifically considered eligible for the Russell 2000® Index only if the company meets one of the following criteria: (i) the company headquarters are in the U.S. or (ii) the company headquarters are also in the designated region/country, and the primary exchange for local shares is in the United States. ADRs are not eligible for inclusion in the Russell 3000E™ Index, and, consequently, the Russell 2000® Index.

     The following securities are specifically excluded from the Russell 2000® Index: (i) stocks that are not traded on a major U.S. exchange; (ii) preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights; and trust receipts; (iii) royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, over-the-counter traded securities, closed-end investment companies (business development companies or BDCs are eligible), blank check companies, special purpose acquisition companies (SPACs) and limited partnerships. The exclusion of blank check companies and SPACs became effective with the first quarter of 2008, but existing members were grandfathered until the 2008 annual reconstitution. In addition, Berkshire Hathaway is excluded as a special exception.

     The primary criteria used to determine the initial list of securities eligible for the Russell 3000E™ Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary trading vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31st of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

     Companies with only a small portion of their shares available in the marketplace are not eligible for inclusion in the Russell 3000E™ Index and, consequently, the Russell 2000® Index. Large capitalization companies with 1% or less float, and small capitalization companies with 5% or less, will be removed from eligibility.

     The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization as of May 31st, with the actual reconstitution effective on the first trading day following the final Friday of June each year, except that if the last Friday of June of any year is the 28th, 29th or 30th, reconstitution will occur on the preceding Friday. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

     Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date. The current Russell 2000® Index value is calculated by adding the market values of the Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986. To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a Russell 2000 Component Stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the Russell 2000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

     Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

     The following types of shares are considered unavailable for the purposes of capitalization determinations:

  ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

  Corporate cross-owned shares – corporate cross-ownership occurs when shares of a company in the Russell 2000® Index are held by another member of a Russell index (including Russell Global Indexes). Any percentage held in this class will be adjusted;

  Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 2000® Index, partnerships, insurance companies not in the Russell 2000® Index, mutual funds, banks not in the Russell 2000® Index or venture capital funds;

  Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange;

  Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Russell 2000® Index; and

  Government Holdings:

    Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

    Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

    Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

     Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not a Russell 2000® Index adjustment is required.

  “No Replacement” Rule – Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over a year will fluctuate according to corporate activity.

  Rules for Deletions – When a stock is acquired, delisted or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 2000® Index at the market close on the effective date or when the stock is no longer trading on the exchange if the corporate action is considered to be final prior to 2:00 p.m.
  Eastern Standard Time, or the following day if the corporate action is considered to be final after 2:00 p.m. Eastern Standard Time. Companies that file for a Chapter 7 liquidation bankruptcy will be removed from the Russell 2000® Index at the time of the bankruptcy filing; whereas, companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000® Index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. Members of the Russell 2000® Index that are re-incorporated in another country are deleted when the re-incorporation is final.

  Rules for Additions – The only additions between reconstitution dates are as a result of spin-offs, reincorporations and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off company is sufficiently large. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution. If a U.S. spin-off occurs from a Russell Global ex-U.S. Index member, the spun-off company will be placed in the parent’s index and capitalization tier of the Russell Global Index. A member of the Russell Global Index that is reincorporating to the United States or one of the eligible countries/regions described above will be added to the Russell 3000E™ Index when the reincorporation is final.

  Merger and Acquisition – When mergers or acquisitions occur, changes to the membership and weighting of members within the Russell 2000® Index occur. In the event a merger or acquisition occurs between members of the Russell 2000® Index, the acquired company is deleted and its market capitalization moves to the acquiring stock according to the terms of the merger, hence, mergers have no effect on the Russell 2000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. If the acquiring company is a member of the Russell 2000® Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end. If the acquiring company is not a member of any of the Russell Indexes, there are two possibilities:

  Reverse Merger – If the acquiring company is a private, non-publicly traded company or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell Index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger. The acquired company will be removed from the current index simultaneously.

  Standard Action – The acquired company is deleted after the action is final.

  De-listed Stocks – When stocks from the Russell 2000® Index are deleted as a result of exchange de-listing or reconstitution, the price used will be the closing primary exchange price on the day of deletion, or the following day using the closing OTC bulletin board price. However, there may be corporate events, such as mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

  Rule for Re-Classification and Re-Incorporation – For re-classification of shares, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations, deleted entities will be removed either after the close of the current day using the last traded price, if the re-incorporation achieves final status prior to 2:00 p.m.
  Eastern Standard Time, or after the close of the following day at the last traded price, if the re-incorporation achieves final status after 2:00 p.m. Eastern Standard Time.

     Updates to Share Capital Affecting the Russell 2000® Index. Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

     Pricing of Securities Included in the Russell 2000® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell 2000® Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Russell 2000® Index calculations.

     Disclaimers. The Bear Market PLUS are not sponsored, endorsed, sold, or promoted by Russell or any successor thereto or index owner and neither Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to JPMorgan Chase & Co. and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to JPMorgan Chase & Co. and its affiliates or the Bear Market PLUS. Russell is not responsible for and has not reviewed the Bear Market PLUS or any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Bear Market PLUS.

     “Russell 2000® Index,” “Russell 3000E™ Index” and “Russell 3000® Index” are trademarks of Russell and have been licensed for use by JPMorgan Chase Bank, National Association and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by Russell and Russell makes no representation regarding the advisability of entering into this transaction.

     RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO. AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

GENERAL TERMS OF BEAR MARKET PLUS

Calculation Agent

     J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the initial index value, the strike value, if applicable, the index closing value on each initial averaging date, if applicable, and each index valuation date, the final index value, the index percent decrease, the index percent increase or the index return, as applicable, and the amount, if any, that we will pay you at maturity. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

     All calculations with respect to the initial index value, the strike value, if applicable, the final index value, the index percent decrease, the index percent increase or index return, as applicable, or any index closing value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per Bear Market PLUS at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Bear Market PLUS per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the calculation agent from calculating the index closing value on any initial averaging date, if applicable, or any index valuation date and, consequently, the index percent decrease, the index percent increase or the index return, as applicable, or calculating the amount, if any, that we will pay to you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

     With respect to the Index and any relevant successor index, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the value of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the value of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

  a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

  a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Bear Market PLUS.

     For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index (or the relevant successor index) will be based on a comparison of:

  the portion of the value of the Index (or the relevant successor index) attributable to that security relative to the overall value of the Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

     For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) has occurred, unless otherwise specified in the relevant terms supplement:

  a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);

  limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

  a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of a price change exceeding limits set by such exchange or market,

    an imbalance of orders relating to such contracts, or

    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

  a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

     “Relevant exchange” means, with respect to the Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index, as applicable.

Discontinuation of the Index; Alteration of Method of Calculation

     If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the index closing value on any relevant initial averaging date, if applicable, index valuation date or other relevant date on which the index closing value is to be determined will be determined by reference to the value of such successor index at the close of trading on the relevant exchange for the successor index on such day.

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Bear Market PLUS.

     If the Index Sponsor discontinues publication of the Index prior to, and such discontinuation is continuing on, an initial averaging date, if applicable, index valuation date or any other relevant date on which the index closing value is to be determined, and the calculation agent determines, in its sole discretion, that no successor index is available at such time or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such initial averaging date, index valuation date or other relevant date, then the calculation agent will determine the index closing value for such date. The index closing value will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Bear Market PLUS.

     If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or such successor index does not, in the opinion of the calculation agent, fairly represent the value of the Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the value of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index or such successor index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a value of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Events of Default

     Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the Bear Market PLUS.

Payment upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the Bear Market PLUS shall have occurred and be continuing, the amount declared due and payable per Bear Market PLUS upon any acceleration of the Bear Market PLUS will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Bear Market PLUS as described under the caption “Description of Bear Market PLUS — Payment at Maturity,” calculated as if the date of acceleration were the final index valuation date. If the Bear Market PLUS have more than one index valuation date, then, for each index valuation date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of index valuation dates in excess of one) will be the corresponding index valuation dates, unless otherwise specified in the relevant terms supplement.

     If the maturity of the Bear Market PLUS is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Bear Market PLUS as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the Bear Market PLUS, unless otherwise specified in the relevant terms supplement.

Listing

     The Bear Market PLUS will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the Bear Market PLUS. The Bear Market PLUS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the Bear Market PLUS, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the Bear Market PLUS will be payable and the transfer of the Bear Market PLUS will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

     The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Bear Market PLUS. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the Bear Market PLUS will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The Bear Market PLUS will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the Bear Market PLUS. This summary applies to you if you are an initial holder of a Bear Market PLUS purchasing the Bear Market PLUS at its issue price for cash and if you hold the Bear Market PLUS as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances or if you are a holder of a Bear Market PLUS who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities;

  a person holding a Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to a Bear Market PLUS;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. As the law applicable to the U.S. federal income taxation of instruments such as the Bear Market PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the Bear Market PLUS), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Bear Market PLUS

     The tax consequences of an investment in the Bear Market PLUS are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Bear Market PLUS, and we do not intend to request a ruling from the IRS regarding the Bear Market PLUS.

     We intend to seek an opinion from Davis Polk & Wardwell LLP, our special tax counsel, which will be based upon the terms of the Bear Market PLUS at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the Bear Market PLUS as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell LLP expresses an opinion regarding the characterization of the Bear Market PLUS will be indicated in the relevant terms supplement. In either case, we and you will agree to treat the Bear Market PLUS for U.S. federal income tax purposes as “open transactions.” While other characterizations of the Bear Market PLUS could be asserted by the IRS, as discussed below, the following discussion assumes that the Bear Market PLUS are treated for U.S. federal income tax purposes as “open transactions” with respect to the Index and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Bear Market PLUS that is:

  a citizen or resident of the United States;

  a corporation created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     Tax Treatment of the Bear Market PLUS

     Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the Bear Market PLUS prior to maturity other than pursuant to a sale or exchange as described below.

     Sale, Exchange or Redemption of a Bear Market PLUS. Upon a sale or exchange of a Bear Market PLUS (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Bear Market PLUS, which should equal the amount you paid to acquire the Bear Market PLUS. This gain or loss should be long-term capital gain or loss if you have held the Bear Market PLUS for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

     Possible Alternative Tax Treatments of an Investment in the Bear Market PLUS

     Due to the absence of authorities that directly address the proper characterization of the Bear Market PLUS and because we are not requesting a ruling from the IRS with respect to the Bear Market PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Bear Market PLUS described above. If the IRS were successful in asserting an alternative characterization or treatment of the Bear Market PLUS, the timing and character of income on the Bear Market PLUS could differ materially and adversely from our description herein. For example, the IRS might treat the Bear Market PLUS as debt instruments issued by us, in which event the taxation of the Bear Market PLUS would be governed by certain Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the Bear Market PLUS from issue to maturity (including the last possible date that the Bear Market PLUS could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, on your Bear Market PLUS at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Bear Market PLUS, in each year that you hold your Bear Market PLUS (even though you will not receive any cash with respect to the Bear Market PLUS prior to maturity) and any income recognized upon a sale or exchange of your Bear Market PLUS (including redemption at maturity) would generally be treated as interest income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations of the Bear Market PLUS might also require you to include amounts in income during the term of your Bear Market PLUS and/or might treat all or a portion of the gain or loss on the sale or exchange of your Bear Market PLUS (including redemption at maturity) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your Bear Market PLUS. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Bear Market PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Bear Market PLUS that is:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

     You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a Bear Market PLUS (including redemption at maturity).

     If you are a Non-U.S. Holder of a Bear Market PLUS and if the characterization of the Bear Market PLUS as “open transactions” is respected, any income or gain from the Bear Market PLUS should not be subject to U.S. federal income or withholding tax, unless it is effectively connected with your conduct of a U.S. trade or business. However, among the issues addressed in the notice described above in “Certain U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Bear Market PLUS” is the degree, if any, to which income with respect to instruments described therein, which might include the Bear Market PLUS, should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

     If the Bear Market PLUS were recharacterized as indebtedness, any income or gain from a Bear Market PLUS nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described below has been fulfilled. Because the characterization of the Bear Market PLUS is unclear, payments made to you with respect to a Bear Market PLUS may be withheld upon at a rate of 30% unless you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provided your name and address or otherwise satisfied applicable documentation requirements.

     If you are engaged in a U.S. trade or business, and if income or gain from a Bear Market PLUS is effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of Bear Market PLUS, including the possible imposition of a 30% branch profits tax if you are a corporation.

     Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Bear Market PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a Bear Market PLUS.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and you may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding section. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

     THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF BEAR MARKET PLUS ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF BEAR MARKET PLUS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc., as agent (an “Agent” or “JPMSI”) and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of Bear Market PLUS, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Bear Market PLUS set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the Bear Market PLUS directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the Bear Market PLUS, the Agents may vary the offering price and other selling terms from time to time.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The net proceeds received from the sale of the Bear Market PLUS will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the Bear Market PLUS. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, neither JPMSI nor any other affiliated Agent of ours may make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the Bear Market PLUS in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the Bear Market PLUS, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the Bear Market PLUS. Specifically, JPMSI may sell more Bear Market PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Bear Market PLUS for its own account. JPMSI must close out any naked short position by purchasing the Bear Market PLUS in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the Bear Market PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, Bear Market PLUS in the open market to stabilize the price of the Bear Market PLUS. Any of these activities may raise or maintain the market price of the Bear Market PLUS above independent market levels or prevent or retard a decline in the market price of the Bear Market PLUS. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the Bear Market PLUS or possession or distribution of this product supplement no. MS-6-A-I, any related index supplement or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the Bear Market PLUS, or distribution of this product supplement no. MS-6-A-I, any related index supplement or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the Bear Market PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the Bear Market PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Bear Market PLUS or possesses or distributes this product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Bear Market PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Bear Market PLUS. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the Bear Market PLUS will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the Bear Market PLUS only in jurisdictions where offers and sales are permitted. Neither this product supplement no. MS-6-A-I nor any related index supplement, the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any Bear Market PLUS by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. MS-6-A-I nor any related index supplement, the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. MS-6-A-I, any related index supplement and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the Bear Market PLUS and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the Bear Market PLUS under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

     The Bear Market PLUS have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.
(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.
(iii)	the number of contacted investors should be relatively small.
(iv)	investors should receive complete and precise information on the proposed investment.
(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.
(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.
(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The Bear Market PLUS have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the Bear Market PLUS, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any Bear Market PLUS.

Bermuda

     This product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the Bear Market PLUS pursuant to this product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The Bear Market PLUS have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the Bear Market PLUS may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The Bear Market PLUS are not being offered into Brazil. Documents relating to an offering of the Bear Market PLUS, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the Bear Market PLUS to the public in Brazil.

British Virgin Islands

     The Bear Market PLUS may not be offered in the British Virgin Islands unless we or the person offering the Bear Market PLUS on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The Bear Market PLUS may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement, and the Bear Market PLUS offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement. The Bear Market PLUS have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the Bear Market PLUS have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the Bear Market PLUS have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the Bear Market PLUS, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

     The Bear Market PLUS will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Bear Market PLUS;
(ii)	to agree that it will only resell the Bear Market PLUS in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the Bear Market PLUS are transferred a notice substantially to the effect of this selling restriction;
(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the Bear Market PLUS; and
(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of Bear Market PLUS as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The Bear Market PLUS have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the Bear Market PLUS shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the Bear Market PLUS are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the Bear Market PLUS must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the Bear Market PLUS should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the Bear Market PLUS at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the Bear Market PLUS; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the Bear Market PLUS.

El Salvador

     The Bear Market PLUS may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the Bear Market PLUS to indeterminate individuals, nor will it make known this product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the Bear Market PLUS has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of Bear Market PLUS in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Bear Market PLUS which are the subject of the offering contemplated by this product supplement no. MS-6-A-I and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Bear Market PLUS which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Bear Market PLUS to the public in that Relevant Member State:

(a)     at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)     at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)     at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of Bear Market PLUS to the public” in relation to any Bear Market PLUS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bear Market PLUS to be offered so as to enable an investor to decide to purchase or subscribe the Bear Market PLUS, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The Bear Market PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the Bear Market PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bear Market PLUS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any Bear Market PLUS which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The Bear Market PLUS have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The Bear Market PLUS may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any Bear Market PLUS which are the subject of the offering and placement contemplated by this product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such Bear Market PLUS to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.     Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.     Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.     Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.     Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.     Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;
(ii)	the size of the investor’s securities portfolio exceeds €500,000;
(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and
(b)	been entered on the register of qualified investors maintained by the AFM;

6.     Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;
(b)	total assets of at least €43,000,000; or
(c)	an annual net turnover of at least €50,000,000.

7.     Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the Bear Market PLUS for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.     Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of Bear Market PLUS; or

9.     Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

    For the purposes of this provision, the expression:

(a)	an “offer to the public” in relation to any Bear Market PLUS means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire Bear Market PLUS, or inviting persons to make an offer in respect of such Bear Market PLUS;
(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are Bear Market PLUS (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The Bear Market PLUS have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The Bear Market PLUS do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The Bear Market PLUS have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the Bear Market PLUS shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. MS-6-A-I nor any related index supplement nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. MS-6-A-I, any related index supplement, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS may not be circulated or distributed, nor may the Bear Market PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The Bear Market PLUS have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the Bear Market PLUS on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. MS-6-A-I, any related index supplement and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The Bear Market PLUS do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the Bear Market PLUS nor holders of the Bear Market PLUS benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

     Each Agent has represented and agreed that:

(a)     it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Bear Market PLUS other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Bear Market PLUS would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;

(b)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Bear Market PLUS in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bear Market PLUS in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of Bear Market PLUS in Uruguay constitutes a private offering and each Agent has agreed that the Bear Market PLUS and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

     The Bear Market PLUS comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the Bear Market PLUS shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the Bear Market PLUS may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Bear Market PLUS. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we may be a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Bear Market PLUS by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Bear Market PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the Bear Market PLUS and related lending transactions, provided that neither the issuer of the Bear Market PLUS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the Bear Market PLUS may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the Bear Market PLUS will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Bear Market PLUS or any interest therein will be deemed to have represented by its purchase or holding of the Bear Market PLUS that (a) its purchase and holding of the Bear Market PLUS is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Bear Market PLUS will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Bear Market PLUS shall be required to represent (and deemed to have represented by its purchase of the Bear Market PLUS) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Bear Market PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14 or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

     Each purchaser and holder of the Bear Market PLUS has exclusive responsibility for ensuring that its purchase and holding of the Bear Market PLUS does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Bear Market PLUS to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.